Exhibit 99.1
Lyft Announces Private Offering of $400 million of Convertible Senior Notes
SAN FRANCISCO, February 21, 2024 (BUSINESS WIRE)—Lyft, Inc. (“Lyft”) (NASDAQ: LYFT) today announced its intention to offer, subject to market conditions and other factors, $400 million aggregate principal amount of Convertible Senior Notes due 2029 (the “notes”) in a private offering (the “offering”) only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Lyft also expects to grant the initial purchasers of the notes an option to purchase, for settlement within a 13-day period beginning on, and including, the date Lyft first issues the notes, up to an additional $60 million aggregate principal amount of the notes, solely to cover over-allotments. The notes will be senior, unsecured obligations of Lyft, and interest will be payable semi-annually in arrears. Upon conversion, Lyft will pay cash up to the aggregate principal amount of the notes to be converted and pay or deliver, as the case may be, cash, shares of Lyft’s Class A common stock (“Class A common stock”) or a combination of cash and shares of Class A common stock, at Lyft’s election, in respect of the remainder, if any, of its conversion obligation in excess of the aggregate principal amount of the notes being converted. The interest rate, conversion rate and other terms of the notes are to be determined upon pricing of the offering.
Lyft intends to use the net proceeds of the offering to (1) repurchase a portion of its 1.50% Convertible Senior Notes due 2025 (the “2025 notes”) concurrently with the pricing of the offering in separate and privately negotiated transactions with certain holders of its 2025 notes (the “concurrent note repurchases”) effected through one of the initial purchasers of the notes or its affiliate, acting as Lyft’s agent, (2) pay the cost of the capped call transactions described below, and (3) purchase up to approximately $50 million of the Class A common stock from institutional investors through one of the initial purchasers of the notes or its affiliate, acting as Lyft’s agent, at a price per share equal to the last reported sale price of the Class A common stock on the Nasdaq Global Select Market on the date of the pricing of the notes. If the initial purchasers exercise their option to purchase additional notes, Lyft expects to use a portion of the net proceeds from the sale of such additional notes to enter into additional capped call transactions with the option counterparties. Lyft intends to use any remaining net proceeds for general corporate purposes, which may include repurchases of additional 2025 notes, working capital, capital expenditures, and potential acquisitions and strategic transactions. From time to time Lyft evaluates potential acquisitions and strategic transactions. However, Lyft has not designated any specific uses and has no current agreements with respect to any material acquisitions or strategic transactions.
The terms of the concurrent note repurchases are anticipated to be individually negotiated with each holder of the 2025 notes participating in the concurrent note repurchases, and will depend on several factors, including the market price of Lyft’s Class A common stock and the trading price of the 2025 notes at the time of each such concurrent note repurchase. No assurance can be given as to how much, if any, of the 2025 notes will be repurchased or the terms on which they will be repurchased. Certain holders of any 2025 notes that Lyft agrees to repurchase may have hedged their equity price risk with respect to such 2025 notes and may, concurrently with the pricing of the notes, unwind all or part of their hedge positions by buying Lyft’s Class A common stock and/or entering into or unwinding various derivative transactions with respect to Lyft’s Class A common stock. Any repurchase of the 2025 notes, and the potential related market activities by holders of the 2025 notes participating in the concurrent note repurchases, together with the repurchase by Lyft of any Class A common stock concurrently with the pricing of the notes, could increase (or reduce the size of any decrease in) the market price of Lyft’s Class A common stock, which may affect the trading price of the notes at that time and the initial conversion price of the notes. Lyft cannot predict the magnitude of such market activity or the overall effect it will have on the price of the notes or our Class A common stock.

In connection with the pricing of the notes, Lyft expects to enter into privately negotiated capped call transactions with one or more of the initial purchasers and/or their respective affiliates and/or other financial institutions (the “option counterparties”). The capped call transactions will cover, subject to anti-dilution adjustments, the number of shares of Class A common stock underlying the notes sold in the offering. The capped call transactions are generally expected to reduce potential dilution to the Class A common stock upon any conversion of notes and/or offset any cash payments Lyft elects to make in excess of the principal amount of converted notes, as the case may be, with such reduction and/or offset subject to a cap.
Lyft has been advised that, in connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates expect to purchase shares of Class A common stock and/or enter into various derivative transactions with respect to the Class A common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of the Class A common stock or the notes at that time. In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to the Class A common stock and/or purchasing or selling the Class A common stock or other securities of Lyft in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so following any conversion, repurchase or redemption of the notes, to the extent Lyft exercises the relevant election under the capped call transactions). This activity could also cause or avoid an increase or a decrease in the market price of the Class A common stock or the notes, which could affect the ability of noteholders to convert the notes and, to the extent the activity occurs following a conversion or during any observation period related to a conversion of notes, it could affect the number of shares and value of the consideration that noteholders will receive upon conversion of the notes.
The notes will only be offered to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. Neither the notes nor the shares of Class A common stock potentially issuable upon conversion of the notes, if any, have been, or will be, registered under the Securities Act or the securities laws of any other jurisdiction, and unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
Investor Contact:
Sonya Banerjee
investor@lyft.com
Media Contact:
press@lyft.com